UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2026 (May 5, 2026)
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	001-35305	45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	POST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
This Amendment No. 1 on Form 8-K/A supplements the disclosures previously included in Item 5.02 in the Current Report on Form 8-K filed by Post Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on May 7, 2026 (the “Original Form 8-K”) to provide a description of the material compensation arrangements for Robert V. Vitale and Nicolas Catoggio, as described below, in connection with the executive transitions disclosed in the Original Form 8-K.
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Transitions
As previously disclosed in the Original Form 8-K, on May 5, 2026, the Company’s Board of Directors (the “Board”) approved the transition of Robert V. Vitale, the Company’s current President and Chief Executive Officer, to the role of Executive Chairman of the Company, and the appointment of Nicolas Catoggio, the Company’s current Executive Vice President and Chief Operating Officer, to the role of President and Chief Executive Officer of the Company, both of which will be effective October 1, 2026.
Compensation Arrangements of Mr. Vitale as Executive Chairman
In connection with his appointment as Executive Chairman of the Company, the Company entered into an offer letter agreement with Mr. Vitale on August 5, 2026, which the Corporate Governance and Compensation Committee of the Board (the “Committee”) approved on August 4, 2026, setting forth the compensation Mr. Vitale will receive in his new role.
Mr. Vitale’s offer letter provides that he will have an annual base salary of $1,287,500, subject to periodic review and adjustment, and that he will continue to be eligible to participate in the Company’s Senior Management Bonus Program (the “Bonus Program”), with a target bonus of 50% of his annual base salary, which is expected to be subject to achievement based on the Company’s Adjusted EBITDA for fiscal year 2027. In fiscal year 2027, Mr. Vitale is expected to also be granted the following equity awards:
•An award of time-based vesting restricted stock units (“RSUs”) with a fair market value of $1,034,375.
•An award of performance-based restricted stock units (“PRSUs”) with a fair market value of $1,034,375. These PRSUs will vest from 0% to 260% based on the Company’s total shareholder return (“TSR”) ranking compared to TSR rankings of peer companies in the Russell 3000 Packaged Foods and Meats index over a three-year performance period.
In his new role, Mr. Vitale will continue to be eligible to participate in the Post Holdings, Inc. Supplemental Executive Retirement Plan and the Post Holdings, Inc. Executive Severance Plan, as well as the Company’s health and welfare benefit plans and the Post Holdings, Inc. Savings Investment Plan.
Compensation Arrangements of Mr. Catoggio as President and Chief Executive Officer
In connection with his appointment as President and Chief Executive Officer of the Company, the Company entered into an offer letter agreement with Mr. Catoggio on August 5, 2026, which the Committee approved on August 4, 2026, setting forth the compensation that Mr. Catoggio will receive in his new role.
Mr. Catoggio’s offer letter provides that he will receive an annual base salary of $900,000, subject to periodic review and adjustment, and that he will continue to be eligible to participate in the Bonus Program, with a target bonus of 115% of his annual base salary, which is expected to be subject to achievement based on the Company’s Adjusted EBITDA for fiscal year 2027. In fiscal year 2027, Mr. Catoggio is expected to also be granted the following equity awards:
•An award of time-based vesting RSUs with a fair market value of $3,407,500.
•An award of PRSUs with a fair market value of $3,407,500. These PRSUs will vest from 0% to 260% based on the Company’s TSR ranking compared to TSR rankings of peer companies in the Russell 3000 Packaged Foods and Meats index over a three-year performance period.
•A promotion grant of three-year vesting equity with a fair market value of $2,500,000 expected to be evenly divided between RSUs and PRSUs.

In his new role, Mr. Catoggio will continue to be eligible to participate in the Post Holdings, Inc. Supplemental Executive Retirement Plan and the Post Holdings, Inc. Executive Severance Plan, as well as the Company’s health and welfare benefit plans and the Post Holdings, Inc. Savings Investment Plan.
The foregoing descriptions of the offer letters for Mr. Vitale and Mr. Catoggio do not purport to be complete and are qualified in their entirety by the full text of the agreements, which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter for Robert V. Vitale, dated August 4, 2026
10.2	Offer Letter for Nicolas Catoggio, dated August 4, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2026	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

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